As filed with the Securities and Exchange Commission on July 18, 2016

Registration No. 333-120377

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CANTERBURY PARK HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	47-5349765
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1100 Canterbury Road Shakopee, MN 55379
(Address of Principal Executive Offices, Including Zip Code)

CANTERBURY PARK HOLDING CORPORATION STOCK PLAN

(Full title of the plan)

Randall D. Sampson
President and Chief Executive Officer

Canterbury Park Holding Corporation

1100 Canterbury Road

Shakopee, MN 55379
(Name and address of agent for service)

(952) 496-6429

(Telephone number, including area code, of agent for service)

Copy to:

Richard A. Primuth Lindquist & Vennum LLP 80 South Eighth Street Minneapolis, MN 55402 (612) 371-3260

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-120377) filed November 10, 2004 by Canterbury Park Holding Corporation, a Minnesota corporation assigned CIK #0000926761 (the “Predecessor Registrant”) with respect to registration of 300,000 shares of its common stock, par value $0.01 per share (the “Predecessor Common Stock”) for issuance pursuant to the Predecessor Registrant’s Stock Plan (“the Plan”), together with the following Registration Statements on Form S-8 also filed for registration of shares of Predecessor Common Stock to be issued under the Plan that were incorporated by reference into Registration Statement No. 333-120377: Registration Statement (File No. 33-96580) filed September 6, 1995 covering 250,000 shares; Registration Statement (File No. 333-34509) filed August 28, 1997 covering 250,000 shares; Registration Statement (File No. 333-91591) filed November 24, 1999 covering 350,000 shares; and, Registration Statement (File No. 333-97533) filed August 1, 2002 covering 300,000 shares. Registration Statements 333-120377, 33-96580, 333-34509, 333-91591 and 333-97533 are herein referred to as the “Registration Statements”).

This Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Canterbury Park Holding Corporation, a Minnesota corporation assigned CIK #0001672909 (formerly named New Canterbury Park Holding Corporation and herein “Successor Registrant”) as the successor issuer to the Predecessor Registrant.

On June 30, 2016, the Predecessor Registrant completed its previously announced reorganization pursuant to an Agreement and Plan of Merger dated as of March 1, 2016 (the “Reorganization Agreement”), by and among Successor Registrant, the Predecessor Registrant, and Canterbury Park Entertainment LLC, a Minnesota limited liability company (“EntertainmentCo”). The Reorganization Agreement was approved by the shareholders of the Predecessor Registrant at a meeting on June 28, 2016 for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Reorganization Agreement provided for the merger (the “Merger”) of the Predecessor Registrant with and into EntertainmentCo, with EntertainmentCo surviving the Merger as a wholly-owned subsidiary of Successor Registrant, and the conversion of each share of Predecessor Common Stock issued and outstanding immediately prior to the effective time of the Merger into one duly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of Successor Registrant (“Successor Registrant Common Stock”). In addition, each outstanding option to purchase or other right to acquire shares of Predecessor Common Stock was automatically converted into an option to purchase or right to acquire, upon the same terms and conditions, an identical number of shares of Successor Registrant Common Stock. Immediately prior to the Merger the Successor Registrant had no assets or liabilities other than nominal assets or liabilities.

Upon completion of the Reorganization, Successor Registrant replaced Predecessor Registrant as the publicly held corporation collectively owned by Predecessor Registrant’s shareholders immediately prior to the Effective Time of the Merger. On July 1, 2016, shares of Successor Registrant Common Stock commenced trading on the NASDAQ Global Market under the symbol “CPHC,” which was the same symbol used for trading of shares of Predecessor Registrant prior to July 1, 2016.

Successor Registrant and its subsidiaries continue to conduct all of the operations previously conducted by Predecessor Registrant and its subsidiaries prior to the Reorganization and the consolidated assets, liabilities, operations and financial condition of Successor Registrant immediately after the Reorganization are the same as those of the Predecessor Registrant immediately prior to the Reorganization. The directors and executive officers of Successor Registrant immediately following the Reorganization are the same individuals who were directors and executive officers, respectively, of the Predecessor Registrant immediately prior to the Reorganization.

In accordance with paragraph (d) of Rule 414 under the Securities Act, Successor Registrant hereby expressly adopts each of the Registration Statements as its own Registration Statement for all purposes of the Securities Act and the Exchange Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference.

The following documents filed by Successor Registrant or the Predecessor Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)      The Predecessor Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on March 30, 2016, and the Predecessor Registrant’s Amendment No. 1 to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2015, filed with the Commission on April 29, 2016;

(b)      The Predecessor Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2016, filed with the Commission on May 16, 2016;

(c)      The Predecessor Registrant’s Current Reports on Form 8-K with the Commission and dated March 29, 2016 (Item 2.02); March 29, 2016 (Item 8.01); March 30, 2016, April 5, 2016, April 29, 2016, May 13, 2016 (Item 2.01), May 13, 2016 (Item 2.02), May 31, 2016, June 10, 2016, June 28, 2016, and July 1, 2016;

(d)      Successor Registrant’s Current Report on Form 8-K filed with the Commission on July 1, 2016; and

(e)     The description of Successor Registrant’s Common Stock contained in the Registration Statement on Form S-4 (File No. 333-210877) as declared effective by the Commission on May 27, 2016, including any subsequent amendment or report filed for the purpose of updating this description.

All documents filed by Successor Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date hereof, and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of these documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

 Item 4.      Description of Securities.

 Not applicable.

Item 5.      Interests of Named Experts and Counsel.

 None.

 Item 6.      Indemnification of Directors and Officers.

Successor Registrant is a Minnesota corporation. Section 302A.521 of the Minnesota Business Corporation Act provides that, unless prohibited or limited by a corporation’s articles of incorporation or bylaws, a corporation must indemnify its current and former officers, directors, employees and agents against reasonable expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement and which were incurred in connection with actions, suits, or proceedings in which such person are parties by reason of the fact that they are or were an officer, director, employee or agent of the corporation, if they (i) have not been indemnified by another organization, (ii) acted in good faith, (iii) received no improper personal benefit, (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (v) reasonably believed that the conduct was in the best interests of the corporation. Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees or agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

Article IX of the Bylaws of the Successor Registrant provides that the directors, officers and employees of the Successor Registrant and other persons serving at the request of the Successor Registrant shall be indemnified to the fullest extent permitted by Section 302A.521 of the Minnesota Business Corporation Act.

Item 7.      Exemption from Registration Claimed.

Not applicable.

 Item 8.     Exhibits.

Exhibit Number		Description of Document

5.1	*	Opinion of Lindquist & Vennum LLP.

10.1		Canterbury Park Holding Corporation Stock Plan, incorporated by reference from Exhibit 4.1 to Form S-8 Registration Statement No. 333-120377, filed November 10, 2004.

23.1	*	Consent of Wipfli, LLP.

23.2	*	Consent of Lindquist & Vennum LLP (included in Exhibit 5.1).

24.1	*	Power of Attorney (see signature page).

*	Filed herewith.

Item 9.      Undertakings.

A.           The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)            To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c)            To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if this registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.             The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shakopee, State of Minnesota, on July 15, 2016.

CANTERBURY PARK HOLDING CORPORATION

By:	/s/ Randall D. Sampson
Name: Randall D. Sampson
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Randall D. Sampson and David C. Hansen, or either of them, as his attorneys-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Curtis A. Sampson	Chairman of the Board	July 15, 2016
Curtis A. Sampson

/s/ Dale H. Schenian	Vice Chair and Director	July 15, 2016
Dale H. Schenian

/s/ Randall D. Sampson	Director	July 15, 2016
Randall D. Sampson

/s/ Patrick R. Cruzen	Director	July 15, 2016
Patrick R. Cruzen

/s/ Burton F. Dahlberg	Director	July 15, 2016
Burton F. Dahlberg

/s/ Carin J. Offerman	Director	July 15, 2016
Carin J. Offerman

Chief Financial Officer, Principal
/s/ David C. Hansen	Accounting Officer, and Secretary	July 15, 2016
David C. Hansen

EXHIBIT INDEX

5.1	*	Opinion of Lindquist & Vennum LLP.

10.1		Canterbury Park Holding Corporation Stock Plan, incorporated by reference from Exhibit 4.1 to Form S-8 Registration Statement No. 333-120377, filed November 10, 2004.

23.1	*	Consent of Wipfli, LLP.

23.2	*	Consent of Lindquist & Vennum LLP (included in Exhibit 5.1).

24.1	*	Power of Attorney (see signature page).

*	Filed herewith.